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                                                                    EXHIBIT 99.1

December 11, 1998

                  CIAO CUCINA CORPORATION FILES FOR CHAPTER 11
                     HIRES NEW PRESIDENT FOR REORGANIZATION

Cincinnati -- Ciao Cucina Corporation (OTC BB:CIAO) filed to reorganize under Chapter 11 of the federal Bankruptcy Code today. The filing was made in the U.S. Bankruptcy Court in the Southern District of Ohio.

The Company's downtown Cincinnati and Washington, D.C., restaurants will remain in operation following finalization of a new financing agreement. The Harper's Point and Cleveland restaurants were each sold in separate transactions, the terms of which were not disclosed.

In conjunction with the filing, Ciao Cucina hired Elliot H. Jablonsky as President of the Company, replacing Dean DiGiacinto. Mr. Jablonsky will lead the Company through the reorganization.

Mr. Jablonsky announced that, "Ciao Cucina Corporation's revised business plan will allow the Company to develop its two leading restaurants in Cincinnati and Washington, D.C. The reorganization period will provide us with time to resolve certain issues, including a lawsuit for over $2 million that was recently filed by the City of Coral Gables, Florida." The lawsuit was filed in connection with a lease agreement for the development of a new restaurant that the Company was not able to pursue.

Mr. Jablonsky continued, "The success of our open restaurants should set the stage for Ciao Cucina to emerge from reorganization as a stronger company."

Mr. Jablonsky founded and owned the Cactus Pear, a company with two Cincinnati restaurants. He has participated in several other successful Cincinnati area restaurants including the Waterfront, Tellers of Hyde Park and Watson's Brew House. In addition, Mr. Jablonsky has assisted with the development and operation of Cafe Odyssey, located in Minneapolis at the Mall of America and at the Pavilions in Denver.

Further management changes include the election of Bridget Ringel to Director of Operations and Assistant Secretary and the resignation of Marvin Rosenberg as a director of the Company. Ringel previously served as manager of the downtown Cincinnati Ciao Cucina location.

DiGiacinto, while continuing to oversee Scalea's, the successful restaurant he opened last year with the popular Chef Anita Hirsch, served as President of Ciao Cucina Corporation during the period that the board reviewed long-term options for the Company. Jablonsky expressed thanks for the efforts of DiGiacinto and other members of Scalea's management, who assisted in the evaluation efforts.

The Ciao Cucina restaurants offer an innovative Italian Mediterranean menu with daily chef's specials, an extensive wine list and gourmet antipasti buffet.

                                      # # #

This news release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of the future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors.